Exhibit 2.2

EXECUTION VERSION

TAX MATTERS AGREEMENT
BY AND BETWEEN
PENTAIR PLC
AND
NVENT ELECTRIC PLC
DATED AS OF APRIL 27, 2018

14834-1332-1290.12

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II ALLOCATION OF TAX LIABILITIES		10
2.1	General Rule	10
2.2	Allocation of Federal Income Taxes and Federal Other Taxes	11
2.3	Allocation of State Income Taxes and State Other Taxes	13
2.4	Allocation of Foreign Income Taxes and Foreign Other Taxes	15
2.5	Certain Employment Taxes	16
2.6	Transfer Taxes	16
2.7	Proration of Taxes	17
2.8	Non-U.S. Joint Returns	17
2.9	Prior Payments	17

ARTICLE III PREPARATION AND FILING OF TAX RETURNS		17
3.1	ParentCo’s Responsibility	17
3.2	SpinCo’s Responsibility	18
3.3	Tax Reporting Practices	18
3.4	Consolidated or Combined Tax Returns	18
3.5	Right to Review Tax Returns	18
3.6	SpinCo Carrybacks and Claims for Refund	19
3.7	Apportionment of Tax Attributes	19
3.8	Signing of Returns Prepared by the Other Party	20
3.9	Dual Consolidated Loss	20

ARTICLE IV TAX PAYMENTS		20
4.1	Payment of Taxes With Respect to Certain Joint Returns	20
4.2	Payment of Separate Company Taxes	21
4.3	Indemnification Payments	21

ARTICLE V TAX BENEFITS		21
5.1	Tax Refunds	21
5.2	Correlative Tax Benefits	22
5.3	SpinCo Carrybacks	23
5.4	Equity Awards and Incentive Compensation	23

ARTICLE VI TAX-FREE STATUS		24
6.1	Restrictions on SpinCo	24
6.2	Restrictions on ParentCo	27
6.3	Procedures Regarding Opinions and Rulings	27
6.4	Liability for Tax-Related Losses	28
6.5	Certain Elections	30
6.6	Representations	30
6.7	Chargeable Payments	31

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ARTICLE VII ASSISTANCE AND COOPERATION		31
7.1	Assistance and Cooperation	31
7.2	Income Tax Return Information	32

ARTICLE VIII TAX RECORDS		32
8.1	Retention of Tax Records	32
8.2	Access to Tax Records	33
8.3	Preservation of Privilege	33

ARTICLE IX TAX CONTENTS		33
9.1	Notice	33
9.2	Control of Tax Contests	34

ARTICLE X TAX TREATMENT OF INDEMNIFICATION PAYMENTS		35
10.1	Gross Up	35
10.2	Redirection	35
10.3	Interest Under This Agreement	35

ARTICLE XI DISAGREEMENTS		35
11.1	Discussion	35
11.2	Escalation	36

ARTICLE XII MISCELLANEOUS PROVISIONS		36
12.1	Effectiveness	36
12.2	Notices	36
12.3	Authority	37
12.4	Severability	37
12.5	Captions, Gender, References, and Number	38
12.6	Counterparts	38
12.7	Third-Party Beneficiaries	38
12.8	Assignability	38
12.9	Entire Agreement	38
12.10	Further Assurances	39
12.11	Waiver	39
12.12	Expenses	39
12.13	Late Payments	39
12.14	No Double Recovery	39
12.15	Amendment	39
12.16	Specific Performance	39
12.17	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	40

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TAX MATTERS AGREEMENT
THIS TAX MATTERS AGREEMENT (the “Agreement”), dated as of April 27, 2018 (the “Signing Date”), by and between Pentair plc, an Irish public limited company (“ParentCo”), and nVent Electric plc, an Irish public limited company (“SpinCo”) (ParentCo and SpinCo are sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as a “Company”).
RECITALS
A.The Board of Directors of ParentCo has determined that it is in the best interests of ParentCo and its shareholders that the Electrical Business (as defined below) be operated by a newly incorporated publicly traded company and the subsidiaries of such newly incorporated company.
B.    ParentCo and SpinCo have entered into a Separation and Distribution Agreement, dated as of April 27, 2018, which contemplates that (i) immediately before the Effective Time (as defined below), the outstanding shares of SpinCo consist of the Initial Share Capital (as defined below), (ii) at the Effective Time, ordinary shares of SpinCo will be distributed to the shareholders of ParentCo (the “Distribution”), (iii) shortly after the Effective Time, SpinCo will acquire by surrender, for no consideration, all of its outstanding shares other than the shares issued in the Distribution (such surrenders being referred to as the “Distribution-Related Redemptions”).
C.    The Companies intend for the Contribution (as defined below) and the Distribution to qualify as a reorganization described in Sections 355 and 368(a)(1)(D) of the Code (as defined below), and to qualify under various reorganization provisions contained in U.K. tax law, including to qualify as an “exempt distribution” under Chapter 5 of Part 23 of the U.K. Corporation Tax Act 2010 and to qualify for relief under sections 136 and 138 of the U.K. Taxation of Chargeable Gains Act 1992. The Companies intend for the Separation Agreement to qualify as a plan of reorganization as described in Treasury Regulation Section 1.368-2(g).
D.    The Companies intend for each Internal Contribution (as defined below) to constitute part of a reorganization described in Sections 355 and 368(a)(1)(D) of the Code (as defined below); and the Companies intend for each Internal Distribution (as defined below) to constitute a distribution to which Section 355 of the Code (as defined below) applies.
E.    The Companies desire to provide for and agree upon the allocation between them of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Tax-Free Status (as defined below) of the Contribution, the Distribution, each Internal Contribution, and each Internal Distribution.
NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
The following terms, as used in this Agreement, have the following meanings:

“Active Trade or Business” means, (i) with respect to the Distribution, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder, and taking into account the “separate affiliated group” rules of Section 355(b)(3)(B) of the Code) by SpinCo of the Electrical Business as conducted immediately prior to the Distribution, and (ii) with respect to any Internal Distribution in which a SpinCo Entity is the “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) or the “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code), the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder, and taking into account the “separate affiliated group” rules of Section 355(b)(3)(B) of the Code) by such SpinCo Entity of the portion of the Electrical Business relating to such SpinCo Entity as conducted immediately prior to such Internal Distribution.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.
“Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Notwithstanding the two immediately preceding sentences, no member of the ParentCo Group shall be deemed to be an Affiliate of a member of the SpinCo Group solely by reason of having one or more directors in common or by reason of having been under the common control of ParentCo or ParentCo’s shareholders prior to (or, in case of ParentCo’s shareholders, after) the time of the Distribution.
“Agreement” means this Tax Matters Agreement.
“Applicable Interest Rate” means the Libor Rate (as defined in the Separation Agreement) plus five (5) percentage points.
“Board Certificate” has the meaning set forth in Section 6.1(d).
“Business Day” has the meaning set forth in the Separation Agreement.
“Capital Stock” means, with respect to an Entity, (i) all classes of equity interests in that Entity, (ii) all options, warrants, and other rights to acquire such equity interests, and (iii) all instruments properly treated for Federal Income Tax purposes.as equity interests in that Entity.
“Check-the-Box Election” means an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c).
“Claiming Company” has the meaning set forth in Section 5.4(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the first paragraph of this Agreement.

“Contribution” means the contribution of the shares of nVent Finance S.à r.l., a société à responsabilité limitée organized under the laws of Luxembourg, that is made by ParentCo to SpinCo pursuant to the Separation Agreement.
“Controlling Party” has the meaning set forth in Section 9.2(c).
“Distribution” has the meaning set forth in the recitals to this Agreement.
“Distribution Date” means the date of the consummation of the Distribution.
“Distribution-Related Redemptions” has the meaning set forth in the recitals to this Agreement.
“Effective Time” means the time at which the Distribution occurs on the Distribution Date, which time is specified in the Separation Agreement.
“Electrical Business” has the meaning set forth in the Separation Agreement.
“Employee Matters Agreement” means the Employee Matters Agreement, dated as of April 27, 2018, by and between ParentCo and SpinCo, as amended from time to time.
“Employing Company” has the meaning set forth in Section 5.4(a).
“Employment Tax” means any Tax the liability or responsibility for which is allocated pursuant to the Employee Matters Agreement.
“Entity” means a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, an estate, a cooperative, a joint venture, an unincorporated organization, a governmental unit, or other type of entity. For the avoidance of doubt, an entity that is treated as disregarded for Federal Income Tax purposes is nevertheless treated as an Entity for purposes of this Agreement.
“Equity Award” means an “Adjusted Pentair Equity Award” or a “nVent Equity Award” (each as defined in the Employee Matters Agreement).
“Federal Income Tax” means any Tax imposed by Subtitle A of the Code (other than an Employment Tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Federal Other Tax” means any Tax imposed by the Code other than any Federal Income Taxes or Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Fifty Percent or Greater Interest” has the meaning ascribed to “50-percent or greater interest” in Sections 355(d) and 355(e) of the Code.
“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period: (i) by IRS Form 870-AD (or any successor form thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the parties.
“Flow Control” means Flow Control US Holding Corp., a Delaware corporation.
“Foreign Income Tax” means any Tax (including any interest, penalties, additions to tax, or additional amounts in respect of Tax) that is (i) imposed by a possession of the United States or a political subdivision thereof, or imposed by any country (other than the United States) or a political subdivision of such country, and (ii) that is an income tax as defined in Treasury Regulation Section 1.901-2.
“Foreign Other Tax” means any Tax (including any interest, penalties, additions to tax, or additional amounts in respect of Tax), including a Transfer Tax, that is imposed by a possession of the United States or a political subdivision thereof, or imposed by any country (other than the United States) or a political subdivision of such country, other than any Foreign Income Taxes or Employment Taxes.
“Gain Recognition Agreement” means a gain recognition agreement as described in Treasury Regulation Section 1.367(a)-8.
“Group” means the ParentCo Group or the SpinCo Group, or both, as the context requires.
“Hoffman” means Hoffman Enclosures Inc., a Minnesota corporation.
“Income Tax” means any Federal Income Tax, State Income Tax, or Foreign Income Tax.
“Indemnitee” has the meaning set forth in Section 10.3.
“Indemnitor” has the meaning set forth in Section 10.3.
“Initial Share Capital” shall mean all of the shares in the capital of SpinCo issued and outstanding as of immediately prior to the consummation of the Distribution, which consists of two ordinary shares, 25,000 euro deferred shares, with a par value of €1.00 per share, and one preferred share, with a par value of $0.01, all of which are held by an Irish corporate services provider.
“Internal Contribution” means, with respect to an Internal Distribution, any contribution of assets to the Entity whose shares are distributed in the Internal Distribution, provided that this contribution is contemplated in the Reorganization Step Plan to constitute part of a reorganization described in Section 368(a)(1)(D) of the Code.

“Internal Distribution” means any distribution of shares that is a part of the Internal Reorganization and that is contemplated in the Reorganization Step Plan to constitute a distribution to which Section 355 of the Code applies.
“Internal Distribution Company” means a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code), or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code), involved in an Internal Distribution, or any successor thereof.
“Internal Reorganization” means the steps in the Plan of Reorganization (as defined in the Separation Agreement), other than the Contribution and the Distribution.
“IRS” means the U.S. Internal Revenue Service.
“Joint Return” means a consolidated, combined, unitary, group, or other similar Tax Return that actually includes, by election or otherwise, one or more members of the ParentCo Group together with one or more members of the SpinCo Group. For the avoidance of doubt, any Tax Return filed by a member of a German organschaft consisting of at least one member of the ParentCo Group and one member of the SpinCo Group shall be considered a Joint Return, but no U.K. corporation Tax Return shall be considered a Joint Return.
“Liabilities” has the meaning set forth in the Separation Agreement.
“Non-Controlling Party” has the meaning set forth in Section 9.2(c).
“Non-Responsible Company” means, with respect to any Tax Return, the Company other than the Responsible Company with respect to such Tax Return.
“Notified Action” has the meaning set forth in Section 6.3(a).
“Panthro” means Panthro Acquisition Co., a Delaware corporation.
“ParentCo” has the meaning set forth in the first paragraph of this Agreement.
“ParentCo Group” means ParentCo and its Affiliates, excluding any Entity that is a member of the SpinCo Group.
“ParentCo Individual” means a “Pentair Group Employee,” “Pentair Director,” “Former Pentair Group Employee,” or a “Former Pentair Director” (each as defined in the Employee Matters Agreement).
“ParentCo Separate Return” means any Tax Return of or including any member of the ParentCo Group (including any consolidated, combined, unitary, or group Tax Return) that does not include any member of the SpinCo Group.
“Past Practices” has the meaning set forth in Section 3.3(a).
“Payment Date” means (i) with respect to any Federal Income Tax Return, (A) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, or (C) the date the return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” has the meaning set forth in Section 4.3(a).
“Person” means an individual or an Entity.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.
“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.
“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder (including Treasury Regulation Section 1.355-7), to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from any SpinCo Specified Entity or one or more holders of shares of a SpinCo Specified Entity, a number of shares of the SpinCo Specified Entity that would, when combined with any other changes in the ownership of the shares of the SpinCo Specified Entity that is pertinent for purposes of Section 355(e) of the Code, comprise 35% or more of (i) the value of all outstanding shares of the SpinCo Specified Entity as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of the SpinCo Specified Entity as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan, or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“Related Agreement” means any Ancillary Agreement (as defined in the Separation Agreement), other than this Tax Matters Agreement.
“Reorganization Step Plan” means that certain document titled “Pentair plc – Project Metric - Step Plan”, dated April 25, 2018, which describes the transactions involved in the Internal Reorganization, the Contribution, and the Distribution.
“Representation Letters” means any representations, officer’s certificates, representation letters, or other materials delivered or deliverable by ParentCo, its Affiliates, or representatives thereof or

SpinCo, its Affiliates, or representatives thereof in connection with the Tax Opinions or any Ruling Request.
“Required Party” has the meaning set forth in Section 4.3(a).
“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.
“Retention Date” has the meaning set forth in Section 8.1.
“Ruling” means (i) a private letter ruling issued by the IRS in connection with any component of the Separation Transactions, and (ii) any ruling issued by a Tax Authority (other than the IRS) in connection with any component of the Separation Transactions.
“Ruling Request” means any letter filed by ParentCo or its Affiliates with the IRS or other Tax Authority requesting a ruling regarding certain tax consequences of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.
“Section 6.1(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 35%.
“Separate Return” means a ParentCo Separate Return or a SpinCo Separate Return, as the case may be.
“Separation Agreement” means the Separation and Distribution Agreement, dated as of April 27, 2018, by and between ParentCo and SpinCo, as amended from time to time.
“Separation Transaction” means any transaction forming part of the Internal Reorganization, the Contribution, or the Distribution.
“Sharing Percentage” means (i) with respect to ParentCo, 55%, and (ii) with respect to SpinCo, 45%.
“Signing Date” has the meaning set forth in the first paragraph of this Agreement.
“SpinCo” has the meaning set forth in the first paragraph of this Agreement.
“SpinCo Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the SpinCo Group which may or must be carried from one Tax Period to a prior Tax Period under the Code or other applicable Tax Law.
“SpinCo Entity” means an Entity that is a member of the SpinCo Group.
“SpinCo Group” means, as of any time of determination (whether before or after the Distribution), the group consisting of (i) SpinCo, (ii) each Entity that is a Subsidiary of SpinCo as of the time of determination, (iii) each Entity that is not a Subsidiary of SpinCo as of a time of determination before the Distribution but that later becomes a Subsidiary of SpinCo by the time of the Distribution, and (iv) each Entity that becomes an Affiliate (other than a Subsidiary) of SpinCo after the Distribution.

“SpinCo Individual” means a “nVent Group Employee,” “Transferred Director,” or “Former nVent Group Employee” (each as defined in the Employee Matters Agreement).
“SpinCo Separate Return” means any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined, unitary, or group Tax Return) that does not include any member of the ParentCo Group.
“SpinCo Specified Entity” means (i) SpinCo, or (ii) any SpinCo Entity that is an Internal Distribution Company.
“State Income Tax” means any Tax imposed by any State of the United States, or by any political subdivision of any such State, which is imposed on or measured by net income, including state or local franchise or similar Taxes measured by net income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of a tax imposed on or measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“State Other Tax” means any Tax imposed by any State of the United States, or by any political subdivision of any such State, other than any State Income Taxes or Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.
“Subsidiary” means, with respect to a Person, any Entity that is controlled, directly or indirectly, by such Person.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), and any liability for repayment of unlawful state aid in relation to Tax, imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.
“Tax Advisor” means a tax counsel or accountant, in each case of recognized national standing.
“Tax Attribute” means earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.
“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” means any refund, credit, or other reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
“Tax-Free Status” means, with respect to the Distribution and with respect to any Internal Distribution, the qualification of the Distribution or Internal Distribution (as the case may be), taken together with the related Contribution or any related Internal Contribution (as the case may be), as: (i) a transaction described in Sections 355(a) and 368(a)(1)(D) of the Code, or Section 355(a) of the Code, as applicable; (ii) a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2), 355(d), 355(e), and 361(c) of the Code; and (iii) a transaction in which the “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) involved in the Distribution or Internal Distribution recognizes no income or gain for Federal Income Tax purposes pursuant to Sections 355, 361, and 1032 of the Code (other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code) and the shareholders of such distributing corporation recognize no income or gain for Federal Income Tax purposes (other than with respect to any cash received in lieu of fractional shares).
“Tax Item” means, with respect to any Income Tax, any item of income, gain, deduction, loss, or credit.
“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.
“Tax Opinions” means the opinions of Deloitte Tax LLP deliverable to ParentCo in connection with the Separation Transactions.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.
“Tax-Related Losses” means (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment, or otherwise; (ii) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by ParentCo (or any ParentCo Affiliate) or SpinCo (or any SpinCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Contribution, the Distribution, any Internal Contribution, or any Internal Distribution to have Tax-Free Status, or from any other failure of a Separation Transaction to have the tax treatment described in the Tax Opinions or Reorganization Step Plan.
“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Tracer” means Tracer Industries, Inc., a Delaware corporation.
“Tracer Transaction” means (i) the sale of the shares of Tracer by Flow Control to Hoffman pursuant to that certain Stock Transfer Agreement, dated April 27, 2017, and (ii) the sale of intellectual property pursuant to that certain Intellectual Property Purchase Agreement, dated April 27, 2017, by Tracer (and by the other sellers named in such Intellectual Property Purchase Agreement) to Pentair Flow Services AG, a Swiss corporation.
“Transfer Pricing Adjustment” means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the ParentCo Group and any member of the SpinCo Group with respect to any Tax Period ending prior to or including the Distribution Date.
“Transfer Tax” means any sale, use, value-added, goods and services, consumption, excise, transfer, stamp, documentary, filing, recordation Tax or similar Tax, in each case imposed or payable upon any Separation Transaction.
“Transition Services Agreement” means the Transition Services Agreement, dated as of April 27, 2018, by and between ParentCo and SpinCo, as amended from time to time.
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Tyco TSA” means the Tax Sharing Agreement, dated as of September 28, 2012, by and among Pentair Ltd., Tyco International Ltd., Tyco International Finance S.A., and The ADT Corporation.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to ParentCo, on which ParentCo may rely to the effect that a transaction will not affect the Tax-Free Status of the Contribution and the Distribution, and will not affect the Tax-Free Status of each Internal Contribution and Internal Distribution. Any such opinion must assume that the Contribution, the Distribution, and each Internal Contribution and Internal Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.
ARTICLE II
ALLOCATION OF TAX LIABILITIES
2.1.    General Rule.
(a)    ParentCo Liability. ParentCo shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against, the following:
(i)    any liability for Taxes which are allocated to ParentCo under this Article II or Exhibit B;
(ii)    any liability for Tax-Related Losses that ParentCo is liable for under Section 6.4; and
(iii)    any liability for Taxes as a result of ParentCo’s breach of a warranty or covenant in the Separation Agreement or any Related Agreement.

(b)    SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the ParentCo Group from and against, the following:
(i)    any liability for Taxes which are allocated to SpinCo under this Article II or Exhibit B;
(ii)    any liability for Tax-Related Losses that SpinCo is liable for under Section 6.4; and
(iii)    any liability for Taxes as a result of SpinCo’s breach of a warranty or covenant in the Separation Agreement or any Related Agreement.
2.2.    Allocation of Federal Income Taxes and Federal Other Taxes. Except as provided in Sections 2.5 and 2.6, Federal Income Tax and Federal Other Tax shall be allocated as follows:
(a)    Allocation of Federal Income Tax and Federal Other Tax Relating to Joint Returns.
(i)    Subject to Sections 2.2(a)(ii)-2.2(a)(viii), ParentCo shall be responsible for any and all Federal Income Taxes or Federal Other Taxes that are due with respect to, or required to be reported on, any Joint Return and that are allocable to Pre-Distribution Periods (including any increase in such Taxes as a result of a Final Determination).
(ii)    The responsibility for any Federal Income Taxes that are attributable to amounts included in income pursuant to Section 965 of the Code for a Pre-Distribution Period beginning after December 31, 2016 and that are due with respect to, or required to be reported on, any Joint Return (including any increase in such Taxes as a result of a Final Determination) shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages; provided, however, that with respect to the first installment of Federal Income Taxes payable by Panthro (or any Subsidiary of Panthro) under Section 965(h)(1)(A) of the Code as a result of an election under Section 965(h)(1) of the Code relating to a taxable year ending on December 31, 2017, the responsibility for any such Federal Income Taxes shall be borne solely by ParentCo to the extent that the amount of such first installment does not exceed $2,100,000.
(iii)    The responsibility for any payments that are required, under the terms of the Tyco TSA, to be made after the Distribution Date by ParentCo to any other party to the Tyco TSA in respect of Federal Income Taxes or Federal Other Taxes shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.
(iv)    The responsibility for any Federal Income Taxes or Federal Other Taxes that are paid after the Distribution Date (including any such payments as a result of a Final Determination) with respect to a Joint Return for a Pre-Distribution Period ending on or before December 31, 2017 and that are attributable to the treatment by Hoffman of the debt it assumed in connection with the Tracer Transaction shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.

(v)    The responsibility for any increase in Federal Income Taxes or Federal Other Taxes (other than Taxes the responsibility for which is allocated pursuant to Section 2.2(a)(iv) or Section 2.2(a)(vi)) that (A) is a result of a Final Determination after the Distribution Date, (B) is with respect to a Joint Return for a Pre-Distribution Period, and (C) is attributable to a SpinCo Entity (including a SpinCo Entity that is treated for Federal Income Tax purposes as a disregarded entity) shall be borne by SpinCo.
(vi)    The responsibility for any Federal Income Taxes or Federal Other Taxes (other than Taxes the responsibility for which is allocated pursuant to Section 2.2(a)(iv)) that are paid after the Distribution Date (including any such payments as a result of a Final Determination) with respect to a Joint Return for a Pre-Distribution Period and that are attributable to the Tracer Transaction shall be borne by ParentCo.
(vii)    The responsibility for any Federal Income Taxes or Federal Other Taxes that are paid after the Distribution Date (including any such payments as a result of a Final Determination) with respect to a Joint Return for a Pre-Distribution Period ending on or before December 31, 2017 and that are attributable to the treatment of the items of income, gain, deduction, or loss recognized by Flow Control itself (not including any items that are taken into account by Flow Control as its distributive share of items of an Entity that is classified for Federal Income Tax purposes as a partnership or disregarded entity), or that are attributable to payments by Flow Control of amounts subject to withholding Tax under Sections 1441-1474 of the Code, shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.
(viii)    The responsibility for any Federal Income Taxes or Federal Other Taxes (other than Taxes the responsibility for which is allocated pursuant to Section 2.2(a)(ii)) that are paid after the Distribution Date (including any such payments as a result of a Final Determination) with respect to a Joint Return for a Pre-Distribution Period ending on or before December 31, 2017 and that are attributable to the treatment of the items of income, gain, deduction, or loss recognized by Panthro itself (not including any items that are taken into account by Panthro as its distributive share of items of an Entity that is classified for Federal Income Tax purposes as a partnership or disregarded entity), or that are attributable to payments by Panthro of amounts subject to withholding Tax under Sections 1441-1474 of the Code, shall be shared by ParentCo and SpinCo in accordance with the following percentages: (A) ParentCo – 70%; and (B) SpinCo – 30%.
(b)    Allocation of Federal Income Tax and Federal Other Tax Relating to Separate Returns.
(i)    ParentCo shall be responsible for any and all Federal Income Taxes or Federal Other Taxes due with respect to, or required to be reported on, any ParentCo Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.
(ii)    SpinCo shall be responsible for any and all Federal Income Taxes or Federal Other Taxes due with respect to, or required to be reported on,

any SpinCo Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.
(c)    Certain Dual Consolidated Loss Matters. If (A) immediately prior to the Distribution Date, one or more SpinCo Entities and one or more ParentCo Entities are members of a “combined separate unit” (within the meaning of Treasury Regulation Section 1.1503(d)-1(b)(4)(ii)), and (B) one or more SpinCo Entities timely file with the IRS an agreement in accordance with Treasury Regulation Section 1.1503(d)-6(f)(2)(iii)(A) with respect to any “dual consolidated loss” (within the meaning of Section 1503(d) of the Code and Treasury Regulation Section 1.1503(d)-1(b)(5)) of such combined separate unit incurred in a Pre-Distribution Period, then:
(i)    if any member of the SpinCo Group is required to take into account a recapture of any portion or all of such “dual consolidated loss” with respect to such “combined separate unit” as a result of a “triggering event” (within the meaning of Treasury Regulation Section 1.1503(d)-6(e)) occurring after the Distribution Date with respect to any ParentCo Entity, the responsibility for any Federal Income Taxes attributable to such recapture shall be borne by ParentCo; and
(ii)    if any member of the ParentCo Group is required to take into account a recapture of any portion or all of such “dual consolidated loss” with respect to such “combined separate unit” as a result of a “triggering event” occurring after the Distribution Date with respect to any SpinCo Entity, the responsibility for any Federal Income Taxes attributable to such recapture shall be borne by SpinCo.
2.3.    Allocation of State Income Taxes and State Other Taxes. Except as provided in Sections 2.5 and 2.6, State Income Tax and State Other Tax shall be allocated as follows:
(a)    Allocation of State Income Tax and State Other Tax Relating to Joint Returns.
(i)    Subject to Sections 2.3(a)(ii)-2.3(a)(ix), ParentCo shall be responsible for any and all State Income Taxes or State Other Taxes that are due with respect to, or required to be reported on, any Joint Return and that are allocable to Pre-Distribution Periods (including any increase in such Taxes as a result of a Final Determination).
(ii)    The responsibility for any State Income Taxes that are attributable to amounts included in income for Federal Income Tax purposes pursuant to Section 965 of the Code for a Pre-Distribution Period beginning after December 31, 2016 and that are due with respect to, or required to be reported on any Joint Return (including any increase in such Taxes as a result of a Final Determination) shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.
(iii)    The responsibility for any payments that are required, under the terms of the Tyco TSA, to be made after the Distribution Date by ParentCo to any other party to the Tyco TSA in respect of State Income Taxes or State Other

Taxes shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.
(iv)    The responsibility for any State Income Taxes or State Other Taxes that are paid after the Distribution Date (including any such payments as a result of a Final Determination) with respect to a Joint Return for a Pre-Distribution Period ending on or before December 31, 2017 and that are attributable to the treatment by Hoffman of the debt it assumed in connection with the Tracer Transaction shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.
(v)    The responsibility for any increase in State Income Taxes or State Other Taxes (other than Taxes the responsibility for which is allocated pursuant to Section 2.3(a)(iv) or Section 2.3(a)(vi)) that (A) is a result of a Final Determination (after the Distribution Date) that relates to Federal Income Taxes and that causes an adjustment to items of income, gain, deduction, or loss taken into account for purposes of State Income Taxes or State Other Taxes, (B) is with respect to a Joint Return for a Pre-Distribution Period, and (C) is attributable to a SpinCo Entity (including a SpinCo Entity that is treated for Federal Income Tax purposes as a disregarded entity) shall be borne by SpinCo to the extent that such increase is attributable (as determined on a “with and without” basis) to such Final Determination that relates to Federal Income Taxes.
(vi)    The responsibility for any State Income Taxes or State Other Taxes (other than Taxes the responsibility for which is allocated pursuant to Section 2.3(a)(iv)) that are paid after the Distribution Date (including any such payments as a result of a Final Determination) with respect to a Joint Return for a Pre-Distribution Period and that are attributable to the Tracer Transaction shall be borne by ParentCo.
(vii)    The responsibility for any State Income Taxes or State Other Taxes that are paid after the Distribution Date (including any such payments as a result of a Final Determination) with respect to a Joint Return for a Pre-Distribution Period ending on or before December 31, 2017 and that are attributable to the treatment of the items of income, gain, deduction, or loss recognized by Flow Control itself (not including any items that are taken into account by Flow Control as its distributive share of items of an Entity that is classified for Federal Income Tax purposes as a partnership or disregarded entity) shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.
(viii)    The responsibility for any State Income Taxes or State Other Taxes (other than Taxes the responsibility for which is allocated pursuant to Section 2.3(a)(ii)) that are paid after the Distribution Date (including any such payments as a result of a Final Determination) with respect to a Joint Return for a Pre-Distribution Period ending on or before December 31, 2017 and that are attributable to the treatment of the items of income, gain, deduction, or loss recognized by Panthro itself (not including any items that are taken into account by Panthro as its distributive share of items of an Entity that is classified for Federal Income Tax purposes as a partnership or disregarded entity) shall be shared by ParentCo and SpinCo in accordance with the following percentages: (A) ParentCo – 70%; and (B) SpinCo – 30%.
(ix)    The responsibility for any increase in State Income Taxes or State Other Taxes (other than Taxes the responsibility for which is allocated pursuant to Sections 2.3(a)(iv)-2.3(a)(viii)) that (A) is a result of a Final Determination after the Distribution Date (including a Final Determination that relates to Federal Income Taxes and that causes an adjustment to items of income, gain, deduction, or loss taken into account for purposes of State Income Taxes or State Other Taxes), and (B) is with respect to a Joint Return for a Pre-Distribution Period shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.
(b)    Allocation of State Income Tax and State Other Tax Relating to Separate Returns.
(i)    Subject to Sections 2.3(b)(iii) and 2.3(b)(iv), ParentCo shall be responsible for any and all State Income Taxes or State Other Taxes due with respect to, or required to be reported on, any ParentCo Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.
(ii)    Subject to Sections 2.3(b)(iii) and 2.3(b)(iv), SpinCo shall be responsible for any and all State Income Taxes or State Other Taxes due with respect to, or required to be reported on, any SpinCo Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.
(iii)    The responsibility for any State Income Taxes or State Other Taxes that are paid after the Distribution Date (including any such payments as a result of a Final Determination) with respect to a SpinCo Separate Return for a Pre-Distribution Period and that are attributable to the Tracer Transaction shall be borne by ParentCo.
(iv)    If a refund of State Income Taxes or State Other Taxes is received after the Distribution Date by a SpinCo Entity with respect to a SpinCo Separate Return for a Pre-Distribution Period and if such refund is attributable to the Tracer Transaction, then within twenty (20) Business Days after the SpinCo Group receives such refund SpinCo shall pay over to ParentCo an amount equal to the amount of such refund (and any interest thereon received from the applicable Tax Authority), net of any expenses (including Taxes) that are incurred by the SpinCo Group and that are reasonably related to the obtaining of such refund (or interest).
2.4.    Allocation of Foreign Income Taxes and Foreign Other Taxes. Except as provided in Sections 2.5 and 2.6, and subject to the provisions of Exhibit B, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:
(a)    Allocation of Foreign Income Tax and Foreign Other Tax Relating to Joint Returns.

(i)    Allocation to SpinCo for Pre-Distribution Periods. SpinCo shall be responsible for any and all Foreign Income Taxes or Foreign Other Taxes that, following the Distribution Date, are required to be paid with respect to, or required to be reported on, any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods and that are attributable to the SpinCo Group. For purposes of this Section 2.4(a)(i), subject to the provisions of Exhibit B, the amount of Foreign Income Taxes attributable to the SpinCo Group shall be as determined by ParentCo on a pro forma SpinCo Group return prepared: (A) including only Tax Items of members of the SpinCo Group that were included in the relevant Joint Return; (B) using all elections, accounting methods and conventions used on such Joint Return for such period; and (C) applying the highest statutory marginal corporate Income Tax rate (for all applicable income Taxes, whether imposed by the national government of the relevant country or by any political subdivision thereof) in effect for such Tax Period. The amount of Foreign Income Taxes attributable to the Electrical Business for any Tax Period shall not be less than zero.
(ii)    Allocation to ParentCo for Pre-Distribution Periods. ParentCo shall be responsible for any and all Foreign Income Taxes or Foreign Other Taxes that, following the Distribution Date, are required to be paid with respect to, or required to be reported on, any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods, other than those Foreign Income Taxes or Foreign Other Taxes for which SpinCo is responsible as described in Section 2.4(a)(i).
(b)    Allocation of Foreign Income Tax and Foreign Other Tax Relating to Separate Returns.
(i)    ParentCo shall be responsible for any and all Foreign Income Taxes or Foreign Other Taxes that, following the Distribution Date, are required to be paid with respect to, or required to be reported on, any ParentCo Separate Return (including any Foreign Income Tax of ParentCo or any member of the ParentCo Group imposed by way of withholding by a member of the SpinCo Group), and including any increase in such Tax as a result of a Final Determination, for all Tax Periods.
(ii)    SpinCo shall be responsible for any and all Foreign Income Taxes or Foreign Other Taxes that, following the Distribution Date, are required to be paid with respect to, or required to be reported on, any SpinCo Separate Return (including any Foreign Income Tax of SpinCo or any member of the SpinCo Group imposed by way of withholding by a member of the ParentCo Group), and including any increase in such Tax as a result of a Final Determination, for all Tax Periods.
2.5.    Certain Employment Taxes. Notwithstanding anything contained herein to the contrary, this Agreement, including this Article II, shall not apply with respect to Employment Taxes. Employment Taxes shall be allocated as provided in the Employee Matters Agreement.
2.6.    Transfer Taxes. The Companies shall cooperate with each other and shall use their commercially reasonable efforts to reduce any Transfer Taxes. ParentCo shall bear the responsibility for any Transfer Taxes that are paid after the Distribution Date (including any such payments as a result of a Final Determination) as a result of the redemption of any shares of Pentair Technical Solutions GmbH, a company organized under the laws of Germany, that are owned by Pentair Investments Switzerland GmbH, a company organized under the laws of Switzerland. Except as described in the immediately preceding sentence, the responsibility for any Transfer Taxes that are paid after the Distribution Date (including any such payments as a result of a Final Determination) shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.
2.7.    Proration of Taxes. In the event that it becomes necessary to allocate Taxes for a Straddle Period between the portion of the Straddle Period constituting a Pre-Distribution Period and the portion constituting a Post-Distribution Period:
(a)    Taxes imposed on income or gains shall be apportioned to the Pre-Distribution Period based on a hypothetical closing of the books as of the close of business on the Distribution Date, provided that (i) any transaction that is undertaken outside the ordinary course of business on the Distribution Date (but after the Effective Time) by a member of the SpinCo Group shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day immediately following the Distribution Date in accordance with the principles of Treasury Regulation Section 1.1502-76(b) (or of any similar provisions of state, local or foreign Tax Law), and (ii) a mid-month proration in accordance with the principles of Treasury Regulation Section 1.1502-76(b)(2)(iii) (or of any similar provisions of state, local or foreign Tax Law) may be used in ParentCo’s discretion; and
(b)    Taxes imposed on a periodic basis (e.g., property taxes) shall be allocated on a per diem basis.
2.8.    Non-U.S. Joint Returns. Exhibit B contains provisions relating to procedures for and allocations of Tax liabilities on the separation of certain members of the SpinCo Group and/or certain members of the ParentCo Group from groups of companies that file a Joint Return in respect of Foreign Income Taxes or Foreign Other Taxes pursuant to the laws of Australia, France, Germany, the Netherlands, and the United Kingdom. SpinCo and ParentCo shall, and shall procure that their Subsidiaries shall, comply with the provisions set out in Exhibit B. To the extent that anything in Exhibit B conflicts with any other provision in this Agreement, the provisions of Exhibit B shall apply.
2.9.    Prior Payments. For the avoidance of doubt, neither Company shall have any obligation under this Article II to reimburse the other Company for payments made by the other Company prior to the Distribution Date in respect of Taxes for which the first Company is allocated the responsibility under this Agreement (whether such payments are made to a Tax Authority, or to the first Company, or to any other Person).
ARTICLE III
PREPARATION AND FILING OF TAX RETURNS
3.1.    ParentCo’s Responsibility. ParentCo has the exclusive obligation and right to prepare and file or to cause to be prepared and filed:
(a)    All Joint Returns (other than those Joint Returns that are described in Exhibit A); and
(b)    ParentCo Separate Returns.

3.2.    SpinCo’s Responsibility. SpinCo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which ParentCo is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by SpinCo under this Section 3.2 shall include any SpinCo Separate Returns.
3.3.    Tax Reporting Practices.
(a)    ParentCo General Rule. Except as provided in Section 3.3(c), ParentCo shall prepare any Tax Return for a Pre-Distribution Period which it has (under Section 3.1) the obligation and right to prepare and file, or cause to be prepared and filed, using past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by ParentCo.
(b)    SpinCo General Rule. Except as provided in Section 3.3(c), with respect to any Tax Return for a Pre-Distribution Period that SpinCo has (under Section 3.2) the obligation and right to prepare and file, or cause to be prepared and filed, such Tax Return shall be prepared in accordance with Past Practices used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by SpinCo.
(c)    Reporting of Separation Transactions. The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Tax Opinions, any Rulings, and the Reorganization Step Plan, taking into account the jurisdiction in which such Tax Returns are filed. Such treatment reported on any Tax Return for which SpinCo is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by ParentCo or any member of the ParentCo Group or caused or to be caused to be filed by ParentCo.
3.4.    Consolidated or Combined Tax Returns. SpinCo shall elect and join, and shall cause its respective Affiliates to elect and join, in filing any Joint Returns that ParentCo determines are required to be filed, or that ParentCo elects to file, pursuant to Section 3.1(a).
3.5.    Right to Review Tax Returns.
(a)    General. The Responsible Company with respect to any Tax Return shall make the portion of such Tax Return and related workpapers which are relevant to the determination of the Non-Responsible Company’s rights or obligations under this Agreement available for review by the Non-Responsible Company, if requested, to the extent: (i) such Tax Return relates to Taxes for which the Non-Responsible Company would reasonably be expected to be liable; (ii) such Tax Return relates to Taxes and the Non-Responsible Company would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return; (iii) such Tax Return relates to Taxes for which the Non-Responsible Company would reasonably be expected to have a claim for Tax Benefits under this Agreement; or (iv) the Non-Responsible Company reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement.
(b)    Obligations of Responsible Company. The Responsible Company with respect to a Tax Return shall: (i) notify the Non-Responsible Company of the Tax Return at least thirty (30) days before the filing date, (ii) provide to the Non-Responsible Company a copy of the relevant portion of the Tax Return and related workpapers within five (5) days after a request by the Non-Responsible Company, if such request is made within five (5) days after receipt of the notice described in clause (i); and (iii) consider in good faith any comments that the Non-Responsible Company makes, if such comments are made within ten (10) days after the Non-Responsible Company’s receipt of the relevant portion of the Tax Return and related workpapers. Any dispute regarding the application of this Section 3.5 shall be resolved in accordance with the provisions of Article XI.
3.6.    SpinCo Carrybacks and Claims for Refund. Unless the prior written consent of ParentCo is obtained (which consent may not be unreasonably withheld, conditioned, or delayed), SpinCo shall (and shall cause each other member of the SpinCo Group to) (i) not file an Adjustment Request with respect to any Tax Return that reflects Taxes for which ParentCo is responsible under Article II, (ii) make any available election to waive the right to claim a SpinCo Carryback (arising in a Post-Distribution Period) in any Tax Return that reflects Taxes for which ParentCo is responsible under Article II, and (iii) not make any affirmative election to claim any such SpinCo Carryback.
3.7.    Apportionment of Tax Attributes.
(a)    Subject to Exhibit B, ParentCo may determine in good faith the amount of any Tax Attributes arising in a Pre-Distribution Period that shall be allocated or apportioned to the SpinCo Group under applicable Tax Law, or may provide SpinCo relevant information for making such determination, provided that this Section 3.7 shall not be construed as obligating ParentCo to undertake any such determination or provide any such information. SpinCo and all other members of the SpinCo Group shall prepare all Tax Returns in accordance with any such determination. SpinCo may request that ParentCo undertake a determination of the portion, if any, of any particular Tax Attribute to be allocated or apportioned to the SpinCo Group under applicable Tax Law. To the extent that ParentCo determines, in its sole and absolute discretion, not to undertake such determination, or does not otherwise advise SpinCo of its intention to undertake such determination within twenty (20) Business Days after the receipt of such request, SpinCo shall be permitted to undertake such determination at its own cost and expense and shall notify ParentCo of its determination, which determination shall not be binding upon ParentCo.
(b)    In the event that ParentCo does determine the allocation or apportionment of a Tax Attribute, and SpinCo disagrees with the determination, the dispute shall be addressed by Article XI with the proviso that if SpinCo disagrees with ParentCo’s calculation and wants to pursue its rights under Section 11.2, SpinCo must provide written notice within forty-five (45) days of its receipt of ParentCo’s calculation. SpinCo agrees that if it does not exercise its rights under Article XI, SpinCo shall not subsequently dispute or take a position contrary to ParentCo’s allocation or apportionment of Tax Attributes. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, ParentCo shall bear no liability to SpinCo for determinations made by ParentCo pursuant to this Section 3.7 if any such determination shall be found or asserted to be inaccurate. If the amount of any Tax Attribute is later increased or reduced as a result of a Final Determination, such increase or reduction shall be allocated to the Entity to which such Tax Attribute was allocated pursuant to this Section 3.7.
3.8.    Signing of Returns Prepared by the Other Party. In the event that a member of the SpinCo Group is required under applicable Tax Law to sign a Tax Return for which ParentCo is the Responsible Company, or in the event that a member of the ParentCo Group is required under applicable Tax Law to sign a Tax Return for which SpinCo is the Responsible Company, such member of the SpinCo Group or of the ParentCo Group (as the case may be) shall nevertheless sign the Tax Return prepared (or caused to be prepared) by the Responsible Company if (i) each material position taken on such Tax Return has substantial authority as that term is defined under Section 6662 of the Code (or the equivalent under any applicable Tax Law other than Federal Income Tax Law), and (ii) the Tax Return is submitted for such signature at least five (5) Business Days before the day on which the Tax Return is to be filed.
3.9.    Dual Consolidated Loss. Each Company shall (and shall cause all of its relevant Subsidiaries to) comply with the requirements of Treasury Regulation Sections 1.1503(d)-6(f)(2)(iii), 1.1503(d)-8(b)(4), and 1.1503-2(g)(2)(iv)(B), as applicable, with respect to any “dual consolidated loss” (within the meaning of Section 1503(d) of the Code and Treasury Regulation Sections 1.1503(d)-1(b)(5) and 1.1503-2(c)(5)) that either Company (or a Subsidiary of either Company) is otherwise likely to be required to include in income for Federal Income Tax purposes as a result of the Separation Transactions. In particular, if immediately prior to the Distribution Date one or more SpinCo Entities and one or more ParentCo Entities are members of a “combined separate unit” (within the meaning of Treasury Regulation Section 1.1503(d)-1(b)(4)(ii)), then: (A) SpinCo shall cause the applicable members of its Group to timely file with the IRS an agreement in accordance with Treasury Regulation Section 1.1503(d)-6(f)(2)(iii)(A) with respect to any “dual consolidated loss” of such combined separate unit incurred in a Pre-Distribution Period; and (B) ParentCo shall cause the applicable members of its Group to timely file with the IRS an agreement in accordance with Treasury Regulation Section 1.1503(d)-6(f)(2)(iii)(B) with respect to any “dual consolidated loss” of such combined separate unit incurred in a Pre-Distribution Period.
ARTICLE IV
TAX PAYMENTS
4.1.    Payment of Taxes With Respect to Certain Joint Returns. In the case of any Joint Return:
(a)    Computation and Payment of Tax Due. At least three (3) Business Days prior to any Payment Date for any such Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.3 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).
(b)    Computation and Payment of Liability With Respect To Tax Due. Within twenty (20) Business Days following the receipt of any notice described in Section 4.1(a): (i) if ParentCo is the Responsible Company, then SpinCo shall pay to ParentCo the amount allocable to the SpinCo Group under the provisions of Article II; and (ii) if SpinCo is the Responsible Company, then ParentCo shall pay to SpinCo the amount allocable to the ParentCo Group under the provisions of Article II.

(c)    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the other Company in accordance with Article II, and SpinCo shall pay to ParentCo any amount due ParentCo (or ParentCo shall pay SpinCo any amount due SpinCo) under Article II within twenty (20) Business Days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.
4.2.    Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return.
4.3.    Indemnification Payments.
(a)    If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall indemnify the Payor for such payment, and such indemnification shall be made within twenty (20) Business Days after delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.
(b)    All indemnification payments under this Agreement shall be made by ParentCo directly to SpinCo or by SpinCo directly to ParentCo (as the case may be); provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the ParentCo Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Article X.
ARTICLE V
TAX BENEFITS
5.1.    Tax Refunds. ParentCo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which ParentCo is liable under this Agreement. SpinCo shall be entitled (subject to Section 2.3(b)(iv), and subject to the limitations provided in Section 3.6) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SpinCo is liable under this Agreement. Within twenty (20) Business Days after a Company whose Group receives a refund of Taxes (or any interest thereon received from the applicable Tax Authority) to which the other Company is entitled under this Agreement, the Company whose Group received such refund of Taxes (or interest) shall pay over to the other Company an amount equal to the amount of such refund (or interest), net of any expenses (including Taxes) that are incurred by the Company whose Group received such refund (or interest) and that are reasonably related to the obtaining of such refund (or interest). If ParentCo receives, from another party to the Tyco TSA, a payment in respect of State Income Taxes relating to the operations of Tracer (or of any Subsidiary of Tracer), then within ten (10) Business

Days after such receipt ParentCo shall pay to SpinCo an amount equal to the amount so received by ParentCo.
5.2.    Correlative Tax Benefits.
(a)    If (i) a member of the SpinCo Group realizes an increase in a Tax Attribute as a result of an adjustment pursuant to a Final Determination that increases Taxes for which a member of the ParentCo Group is liable hereunder (or reduces any Tax Attribute of a member of the ParentCo Group that would have otherwise been available to produce a Tax Benefit for the ParentCo Group), (ii) such adjustment relates to the income recognized in the Tracer Transaction, (iii) such increase in the SpinCo Group’s Tax Attribute would not have arisen but for such adjustment (determined on a “with and without” basis), and (iv) ParentCo furnishes a notice to SpinCo stating that ParentCo has determined that such increase in the SpinCo Group’s Tax Attribute is expected to lead to cash Tax Benefits for the SpinCo Group and that the amount of the cash Tax Benefits resulting from the increase in the Tax Attribute can be reasonably estimated, then SpinCo shall make a payment to ParentCo within sixty (60) days following such notice in an amount equal to the present value of such estimated cash Tax Benefits, as reasonably determined by ParentCo (such present value to be determined by using a discount rate equal to the Applicable Interest Rate in effect on the date of ParentCo’s determination). ParentCo shall promptly provide to SpinCo such information regarding the determination of the present value as may reasonably be requested by SpinCo.
(b)    If (i) a member of the SpinCo Group actually realizes in cash any Tax Benefit (other than a Tax Benefit the estimated amount of which has been taken into account in determining the amount of a payment made by SpinCo pursuant to Section 5.2(a)) as a result of (A) an adjustment pursuant to a Final Determination that increases Taxes for which a member of the ParentCo Group is liable hereunder, or (B) any Liabilities with respect to which a member of the ParentCo Group is required to indemnify any member of the SpinCo Group pursuant to this Agreement, the Separation Agreement, or any Related Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement, or any Related Agreement), and (ii) such Tax Benefit would not have arisen but for such adjustment or Liabilities (determined on a “with and without” basis), then SpinCo shall make a payment to ParentCo within sixty (60) days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash.
(c)    If (i) a member of the ParentCo Group actually realizes in cash any Tax Benefit as a result of (A) an adjustment pursuant to a Final Determination that increases Taxes for which a member of the SpinCo Group is liable hereunder, or (B) any Liabilities with respect to which a member of the SpinCo Group is required to indemnify any member of the ParentCo Group pursuant to this Agreement, the Separation Agreement, or any Related Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement, or any Related Agreement), and (ii) such Tax Benefit would not have arisen but for such adjustment or Liabilities (determined on a “with and without” basis), ParentCo shall make a payment to SpinCo within sixty (60) days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash.
(d)    To the extent that any Tax Benefit in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.2 is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts to the other Company (but shall not be required to pay any additional amounts, whether on account of penalties or interest imposed by the relevant Tax Authority, or otherwise). In no event shall one Group be required to pay an amount equal to the correlative Tax Benefit to the other Group under this Section 5.2 that exceeds the actual Tax that gave rise to the correlative Tax Benefit.
5.3.    SpinCo Carrybacks. SpinCo shall be entitled to any refund that is attributable to, and would not have arisen but for, the use (in accordance with the restrictions of Section 3.6), in any Tax Return for a Pre-Distribution Period, of the benefits of a SpinCo Carryback arising in a Post-Distribution Period; provided, however, SpinCo shall indemnify and hold the members of the ParentCo Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such SpinCo Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the ParentCo Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such SpinCo Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been utilized but for such SpinCo Carryback. Any such payment of such refund made by ParentCo to SpinCo pursuant to this Section 5.3 shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a ParentCo Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which SpinCo is entitled, and an appropriate adjusting payment shall be made by SpinCo to ParentCo such that the aggregate amount paid pursuant to this Section 5.3 equals such recalculated amount (with interest computed at the Applicable Interest Rate).
5.4.    Equity Awards and Incentive Compensation.
(a)    Income Tax Deductions. To the extent permitted by applicable Tax Law, all Income Tax deductions arising after the Distribution by reason of a grant, vesting, exercise, or settlement of an Equity Award issued to a ParentCo Individual, or by reason of a disqualifying disposition of shares relating to such an Equity Award, or by reason of any other payment of compensation by the ParentCo Group or SpinCo Group to a ParentCo Individual shall be claimed solely by the ParentCo Group; and all Income Tax deductions arising after the Distribution by reason of a grant, vesting, exercise, or settlement of an Equity Award issued to a SpinCo Individual, or by reason of a disqualifying disposition of shares relating to such an Equity Award, or by reason of any other payment of compensation by the ParentCo Group or SpinCo Group to a SpinCo Individual shall be claimed solely by the SpinCo Group. If, as a result of a Final Determination, an Income Tax deduction claimed pursuant to the immediately preceding sentence is disallowed to the Group that claims such deduction, then the other Group shall at the request of the Company that is a member of the former Group (the “Employing Company”) make a claim for the deduction so disallowed; provided, however, that the Employing Company has delivered to the other Company (the “Claiming Company”) (i) an opinion of counsel in a form reasonably satisfactory to the Claiming Company that confirms that, based on the Final Determination, the deduction should be allowable to the Claiming Company or one of its Affiliates, and (ii) an acknowledgement that the Employing Company will reimburse the Claiming Company for all reasonable expenses incurred by the Claiming Company and its Affiliates as a result of claiming the deduction. Upon a subsequent Final Determination in favor of the Claiming Company or its Affiliates with respect to such deduction, the Claiming Company shall pay to the Employing Company an amount equal to the Tax Benefit that was actually realized in cash by the Claiming Company or its Affiliates as a result of claiming such deduction.
(b)    Tax Reporting and Withholding. The Tax reporting and withholding with respect to Equity Awards shall be governed by Section 4.01(g) of the Employee Matters Agreement. To the extent that any payroll, unemployment, contribution, social security, or similar Taxes are not covered by the Employee Matters Agreement, (i) ParentCo shall be responsible for any such Taxes attributable to a ParentCo Individual, and (ii) SpinCo shall be responsible for any such Taxes attributable to an SpinCo Individual.
ARTICLE VI
TAX-FREE STATUS
6.1.    Restrictions on SpinCo.
(a)    Compliance with Tax Opinions and Representation Letters. SpinCo shall not take or fail to take, and shall not permit any SpinCo Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, representation, or covenant in any Representation Letters or the Tax Opinions. SpinCo shall not take or fail to take, and shall not permit any SpinCo Affiliate to take or fail to take, any action which adversely affects or could reasonably be expected to adversely affect (i) the Tax-Free Status of the Contribution, the Distribution, and each Internal Contribution and Internal Distribution, or (ii) the tax-free qualification of any transaction (other than an Internal Contribution or Internal Distribution) that is part of the Internal Reorganization and that is contemplated in the Reorganization Step Plan to be tax-free for purposes of any U.S. Tax Law.
(b)    Preservation of Active Trade or Business. From the Distribution Date until the first Business Day after the two-year anniversary of the Distribution Date, SpinCo shall (i) maintain its status as a company engaged in its Active Trade or Business for purposes of Section 355(b)(2) of the Code; (ii) not engage in any transaction that would result in it ceasing to be a company engaged in its Active Trade or Business for purposes of Section 355(b)(2) of the Code; (iii) cause each SpinCo Affiliate whose activities are relied upon in the Tax Opinions for purposes of qualifying an Internal Distribution as having a Tax-Free Status to maintain such SpinCo Affiliate’s status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code; (iv) not permit any SpinCo Affiliate described in clause (iii) to engage in any transaction that would result in the SpinCo Affiliate ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code; (v) not dispose of or permit a SpinCo Affiliate to dispose of, directly or indirectly, any interest in a SpinCo Affiliate described in clause (iii), or permit any such SpinCo Affiliate to make or revoke any Check-the-Box election, and (vi) except as provided in Sections 6.1(c) or 6.1(d), not sell, transfer, or otherwise dispose of any stock or assets constituting more than 25% of the gross assets of the SpinCo Group (or, if less, 35% of the net assets of the SpinCo Group), measured as of the Distribution Date, to a Person that is not part of SpinCo’s separate affiliated group as defined in Section 355(b)(3) of the Code.
(c)    Proposed Acquisition Transactions.

(i)    Except as provided in Section 6.1(c)(ii), from the Distribution Date until the first Business Day after the two-year anniversary of the Distribution Date, SpinCo shall not, and shall not permit any SpinCo Affiliate that is an Internal Distribution Company to, undertake (or enter into any agreement, understanding, arrangement, or substantial negotiations to undertake) any of the following transactions:
(1)    Enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (c) approving any Proposed Acquisition Transaction, whether for purposes of any “fair price” or other provision of the organizational documents of SpinCo or Internal Distribution Company (as the case may be) or for any other purposes, (d) amending its organizational documents to declassify its board of directors or approving any such amendment, or otherwise).
(2)    Merge or consolidate with any other Person or liquidate or partially liquidate.
(3)    In a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) (A) 25% or more of the gross assets (or, if less, 35% of the net assets) of the Active Trade or Business that was relied upon in the Tax Opinions for purposes of qualifying the Distribution or Internal Distribution (as the case may be) as having a Tax-Free Status, or (B) 25% or more of the consolidated gross assets (or, if less, 35% of the consolidated net assets) of SpinCo (or the Internal Distribution Company, as the case may be) and its Subsidiaries (the denominator of such percentages to be measured based on the fair market values as of the Distribution Date).
(4)    Redeem or otherwise repurchase (directly or through a SpinCo Affiliate) any stock, or rights to acquire stock, except (A) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (B) pursuant to the Distribution-Related Redemptions, or pursuant to any other redemption or repurchase contemplated by the Reorganization Step Plan, (C) to the extent reasonably necessary to pay the total tax liability arising from the vesting of an Equity Award, or (D) through a net exercise of an Equity Award.
(5)    Amend its organizational documents, or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of its stock (including through the conversion of one class of stock into another class of stock).

(6)    Take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions) which in the aggregate (and taking into account any other transactions described in this Section 6.1(c)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty Percent or Greater Interest in any SpinCo Specified Entity, or otherwise jeopardize the Tax-Free Status of the Contribution, the Distribution, or any Internal Contribution or Internal Distribution.
(ii)    Any action that would otherwise be prohibited by Section 6.1(c)(i) may be taken by SpinCo or a SpinCo Affiliate if prior to taking such action: (A) SpinCo shall have requested that ParentCo obtain a Ruling from the IRS in accordance with Section 6.3(b) and Section 6.3(d) to the effect that such transaction will not affect the Tax-Free Status of the Contribution, the Distribution, and each Internal Contribution and Internal Distribution, and ParentCo shall have received such a Ruling in form and substance satisfactory to ParentCo in its sole and absolute discretion; (B) SpinCo shall provide ParentCo with an Unqualified Tax Opinion in form and substance satisfactory to ParentCo in its sole and absolute discretion (and in determining whether an opinion is satisfactory, ParentCo may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion, and ParentCo may determine that no opinion would be acceptable to ParentCo); or (C) ParentCo shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion. ParentCo shall not be required to take any action related to obtaining such a Ruling unless and until SpinCo has provided to ParentCo an opinion reasonably acceptable to ParentCo from a Tax Advisor to the effect that the outcome of the ruling process should be favorable. In all events, prior to obtaining the Unqualified Tax Opinion referred to above, SpinCo shall consult with ParentCo.
(d)    Certain Acquisitions of Stock. If SpinCo proposes to enter into any Section 6.1(d) Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Section 6.1(d) Acquisition Transaction, proposes to permit any Section 6.1(d) Acquisition Transaction to occur, in each case, during the period from the Distribution Date until the first Business Day after the two-year anniversary of the Distribution Date, SpinCo shall provide ParentCo, no later than ten Business Days following the signing of any written agreement with respect to the Section 6.1(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of any shares of stock to be issued in such transaction) and a certificate of the Board of Directors of SpinCo to the effect that the Section 6.1(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 6.1(c) apply (a “Board Certificate”).
(e)    Gain Recognition Agreements. SpinCo shall not (i) take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), (ii) permit any member of the SpinCo Group to take any such action, (iii) fail to take any action, or (iv) permit any member of the SpinCo Group to fail to take any action, in each case that would cause ParentCo or any member of the ParentCo Group to recognize gain under any Gain Recognition Agreement. In addition, SpinCo shall file, and shall cause any member of the SpinCo Group to file, any Gain Recognition Agreement reasonably requested by ParentCo, which Gain Recognition Agreement is determined by ParentCo to be necessary so as to (i) allow for or preserve the tax-free or tax-deferred nature, in whole or part, of any Separation Transaction, or (ii) avoid ParentCo or any member of the ParentCo Group recognizing gain under any Gain Recognition Agreement.
6.2.    Restrictions on ParentCo. ParentCo shall not take or fail to take, and shall not permit any ParentCo Affiliate to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or the Tax Opinions, or (ii) which adversely affects or could reasonably be expected to adversely affect (A) the Tax-Free Status of the Contribution and the Distribution, or (B) the tax-free qualification of any transaction that is part of the Internal Reorganization and that is contemplated in the Reorganization Step Plan to be tax-free for purposes of any Tax Law; provided, however, that this Section 6.2 shall not be construed as obligating ParentCo to consummate the Distribution, and shall not be construed as preventing ParentCo from terminating the Separation Agreement pursuant to the terms of the Separation Agreement. For the avoidance of doubt, SpinCo’s sole recourse for violations of this Section 6.2 shall be as set forth in Section 6.4(b).
6.3.    Procedures Regarding Opinions and Rulings.
(a)    Notified Actions. If SpinCo notifies ParentCo that it desires to take one of the actions described in Section 6.1(c)(i) (a “Notified Action”), ParentCo and SpinCo shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 6.1(c), unless ParentCo shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
(b)    Rulings or Unqualified Tax Opinions at SpinCo’s Request. ParentCo agrees that at the reasonable request of SpinCo pursuant to Section 6.1(c), ParentCo shall cooperate with SpinCo and use reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action. Further, in no event shall ParentCo be required to file any Ruling Request with the IRS under this Section 6.3(b), and ParentCo shall not file any Ruling Request with the IRS under this Section 6.3(b), unless SpinCo represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the SpinCo Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct, and complete. Within ten (10) Business Days after receiving an invoice from ParentCo therefor, SpinCo shall reimburse ParentCo for all reasonable costs and expenses incurred by the ParentCo Group in obtaining a Ruling or Unqualified Tax Opinion requested by SpinCo.
(c)    Rulings or Unqualified Tax Opinions at ParentCo’s Request. ParentCo shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If ParentCo determines to obtain a Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with ParentCo and take any and all actions reasonably requested by ParentCo in connection with obtaining the Ruling or Unqualified Tax Opinion (including by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that SpinCo shall not be required to make (or cause any Affiliate of SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Within ten (10) Business Days after receiving an invoice from SpinCo therefor, ParentCo shall reimburse SpinCo for all reasonable costs and expenses incurred by the SpinCo Group in connection with such cooperation.
(d)    Ruling Process. SpinCo hereby agrees that ParentCo shall have sole and exclusive control over the process of obtaining any Ruling, and that only ParentCo shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 6.3(b): (i) ParentCo shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by ParentCo in connection therewith; (ii) ParentCo shall (1) reasonably in advance of the submission of any Ruling Request documents provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo’s comments on such draft copy, and (3) provide SpinCo with a final copy; and (iii) ParentCo shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither SpinCo nor any SpinCo Affiliate directly or indirectly controlled by SpinCo shall seek any guidance (whether written or non-written) from the IRS or any other Tax Authority at any time concerning the Contribution or the Distribution (including the impact of any transaction on the Contribution or the Distribution).
6.4.    Liability for Tax-Related Losses.
(a)    SpinCo Liability. Notwithstanding anything in this Agreement or the Separation Agreement to the contrary (and in each case regardless of whether a Ruling, Unqualified Tax Opinion, or waiver described in clauses (A), (B), or (C) of Section 6.1(c)(ii) may have been provided, and regardless of whether an action may be required by law), subject to Section 6.4(c), SpinCo shall be responsible for, and shall indemnify and hold harmless ParentCo and its Affiliates and each of their respective officers, directors, and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following:
(i)    the acquisition (other than pursuant to the Separation Transactions) of all or a portion of the stock or assets of SpinCo or a SpinCo Affiliate by any means whatsoever by any Person;
(ii)    any negotiations, understandings, agreements, or arrangements by SpinCo or a SpinCo Affiliate with respect to transactions or events (including stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution or any Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly a Fifty Percent or Greater Interest in SpinCo or in any Internal Distribution Company;
(iii)    any action or failure to act by SpinCo after the Distribution (including any amendment to SpinCo’s organizational documents, whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo stock (including through the conversion of one class of SpinCo stock into another class of SpinCo stock) or of the stock of an Internal Distribution Company;

(iv)    any act or failure to act by SpinCo or any SpinCo Affiliate described in Section 6.1 (regardless of whether such act or failure to act may be required by law or may be covered by a Ruling, Unqualified Tax Opinion, a waiver described in clauses (A), (B) or (C) of Section 6.1(c)(ii), or a Board Certificate described in Section 6.1(d)); or
(v)    any breach by SpinCo of its agreement and representation set forth in Section 6.1(a) or its representations set forth in Section 6.6.
(b)    ParentCo Liability. Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 6.4(c), ParentCo shall be responsible for, and shall indemnify and hold harmless SpinCo and its Affiliates and each of their respective officers, directors, and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following:
(i)    the acquisition (other than pursuant to the Separation Transactions) of all or a portion of the stock or assets of ParentCo or a member of the ParentCo Group by any means whatsoever by any Person;
(ii)    any negotiations, agreements, or arrangements by ParentCo or a member of the ParentCo Group with respect to transactions or events (including stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution or any Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly a Fifty Percent or Greater Interest in ParentCo or in any Internal Distribution Company; or
(iii)    any act or failure to act by ParentCo or a member of the ParentCo Group described in Section 6.2 or any breach by ParentCo of its agreement and representation set forth in Section 6.2, limited, in each case, to Tax-Related Losses arising from Taxes of the ParentCo Group for which a SpinCo Entity is found jointly, severally, or secondarily liable pursuant to the provisions of Treasury Regulation Section 1.1502-6 (or similar provisions of Tax Law other than Federal Income Tax Law).
(c)    Computation of Liability.
(i)    To the extent that any Tax-Related Loss is subject to indemnification under both Section 6.4(a) and Section 6.4(b), or to the extent that any Tax-Related Loss is not subject to indemnification under either Section 6.4(a) or Section 6.4(b), responsibility for such Tax-Related Loss shall be shared by ParentCo and SpinCo in accordance with their respective Sharing Percentages.
(ii)    For purposes of calculating the amount and timing of any Tax-Related Loss for which a Company is responsible under this Section 6.4, Tax-Related Losses shall be calculated by assuming that Tax is paid at the highest marginal corporate Tax rates in effect for the relevant entity in each relevant taxable year and there are no Tax Attributes available in any relevant taxable year. Each Company shall have the right to review the computation of any Tax-Related Losses prepared by the other Company.
(d)    Payment of Tax-Related Losses.
(i)    In the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses, any payment by one Company to the other Company in respect of any such Tax-Related Losses for which the former Company is responsible under this Section 6.4 shall be made no later than five (5) Business Days after the later of the filing of the applicable Tax Return or the date that the former Company receives from the latter Company a notice of the required amount of such payment (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (i), (ii) or (iii) of the definition of Final Determination, then the payment by the former Company shall be made no later than five (5) Business Days after the later of the date of such Final Determination or the date that the former Company receives from the latter Company a notice of the required amount of such payment).
(ii)    In the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, any payment by one Company to the other Company in respect of any such Tax-Related Losses for which the former Company is responsible under this Section 6.4 shall be made no later than five (5) Business Days after the later of the date that the latter Company pays such Tax-Related Losses or the date that the former Company receives from the latter Company a notice of the required amount of such payment.
6.5.    Certain Elections.
(a)    Check-the-Box Election. If ParentCo determines, in its sole discretion, that a Check-the-Box Election shall be made with respect to any member of the SpinCo Group effective as of, or before, the Distribution Date, SpinCo shall (and shall cause all relevant members of the SpinCo Group to) make such election effective as of such date and shall take any action reasonably requested by ParentCo or that is otherwise necessary to give effect to such election (including making any other related election). If ParentCo requires any member of the SpinCo Group to file for relief with the IRS to make a late Check-the-Box Election, ParentCo shall reimburse SpinCo (and any relevant member of the SpinCo Group) for all reasonable costs and expenses incurred by SpinCo (or any relevant member of the SpinCo Group) in connection with filing for such relief.
6.6.    Representations.
(a)    Each of ParentCo and SpinCo hereby represents and warrants that (A) it has reviewed the Representation Letters, and (B) subject to any qualifications therein, all information, representations and covenants contained in such Representation Letters that relate to such Company or any member of its Group are true, correct and complete.
(b)    SpinCo hereby represents and warrants as of the date of this Agreement and at the Distribution Date that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), in each case, from and after the Distribution Date that could reasonably be expected to cause any representation or factual statement made in this Agreement, the Separation Agreement, the Representation Letters, or any of the Related Agreements to be untrue.
(c)    SpinCo hereby represents and warrants that, during the period beginning two years before the first Internal Distribution and ending on the Distribution Date, there was no “agreement, understanding or arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group, or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors, regarding an acquisition of all or a significant portion of the Capital Stock of any SpinCo Specified Entity (or of any predecessor of such SpinCo Specified Entity); provided however, that no representation is made by SpinCo regarding the existence of any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by any one or more officers, directors, or controlling shareholders of any member of the ParentCo Group (or another person with the implicit or explicit permission of one or more of such persons).
6.7.    Chargeable Payments. Neither ParentCo nor SpinCo shall (and each of them shall procure that none of their Subsidiaries shall) make a chargeable payment as defined in section 1088 of the United Kingdom Corporation Tax Act 2010 within five years after the Distribution Date.
ARTICLE VII
ASSISTANCE AND COOPERATION
7.1.    Assistance and Cooperation.
(a)    The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Article VIII. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the ParentCo Group, on the one hand, or a member of the SpinCo Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Article VII to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment. SpinCo shall cooperate with ParentCo and take any and all actions reasonably requested by ParentCo in connection with obtaining the Tax Opinions (including by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that SpinCo shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).
(b)    Any information or documents provided under this Article VII shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither ParentCo nor any ParentCo Affiliate shall be required to provide SpinCo or any SpinCo Affiliate or any other Person access to or copies of any information, documents, or procedures (including the proceedings of any Tax Contest) other than information, documents, or procedures that relate to SpinCo, or the business or assets of SpinCo or any SpinCo Affiliate, and (ii) in no event shall ParentCo or any ParentCo Affiliate be required to provide SpinCo, any SpinCo Affiliate, or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In this regard, the parties shall, where appropriate, discuss entering into a joint defense or common interest agreement to preserve privilege in the event of an exchange of otherwise privileged information. In addition, in the event that ParentCo determines that the provision of any information or documents to SpinCo or any SpinCo Affiliate could be commercially detrimental, violate any law or agreement, or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Article VII in a manner that avoids any such harm or consequence.
7.2.    Income Tax Return Information. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns, including, but not limited to, any pro forma returns required by the Responsible Company for purposes of preparing such Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and at or prior to the time reasonably specified by the Responsible Company so as to enable the Responsible Company to file such Tax Returns on a timely basis.
ARTICLE VIII
TAX RECORDS
8.1.    Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and ParentCo shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Distribution Date (such later date, the “Retention Date”). If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VIII are no longer required to be kept by applicable Tax Law (or other applicable law) or are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 60 Business Days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 60 Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, SpinCo determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then SpinCo may decommission or discontinue such program or system upon 90 days’ prior notice to ParentCo, and ParentCo shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system. If, at any time prior to the Retention Date, ParentCo determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then ParentCo may decommission or discontinue such program or system upon 90 days’ prior notice to SpinCo, and SpinCo shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
8.2.    Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession. Each Company shall permit any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the other Company, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent that such direct access is (i) reasonably required by the other Company in connection with audits or other Tax Contests, and (ii) required under applicable Tax Law to be granted to the Tax Authority or other Tax auditor.
8.3.    Preservation of Privilege. Without the prior written consent of ParentCo, which consent shall not be unreasonably withheld, conditioned, or delayed, no member of the SpinCo Group shall provide access to, copies of, or otherwise disclose to any Person, any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted. Without the prior written consent of SpinCo, which consent shall not be unreasonably withheld, conditioned, or delayed, no member of the ParentCo Group shall provide access to, copies of, or otherwise disclose to any Person, any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted.
ARTICLE IX
TAX CONTESTS
9.1.    Notice. Each of the Companies shall provide notice to the other Company of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding, or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company under this Agreement hereunder or for which it may be required to indemnify the other Company under this Agreement. Any such notice by a Company shall be delivered promptly after (but in no event more than fifteen (15) Business Days after) the Company’s receipt of the corresponding written communication from the Tax Authority. Any such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified under this Agreement and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.
9.2.    Control of Tax Contests.
(a)    Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Company having liability for the Tax pursuant to Article II shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.2(c) and Section 9.2(d).
(b)    Joint Return. In the case of any Tax Contest with respect to any Joint Return, ParentCo shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.2(c) and Section 9.2(d).
(c)    Settlement Rights. In the case of any Tax Contest described in Section 9.2(a) or Section 9.2(b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section, and “Non-Controlling Party” means the other Company. The Controlling Party shall have the sole right to contest, litigate, compromise, and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
(d)    Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice at least ten (10) Business Days in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this

Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.2(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
(e)    Power of Attorney. Each member of the SpinCo Group shall execute and deliver to ParentCo (or such member of the ParentCo Group as ParentCo shall designate) any power of attorney or other similar document reasonably requested by ParentCo (or such designee) in connection with any Tax Contest (as to which ParentCo is the Controlling Party) described in this Article IX. Each member of the ParentCo Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document requested by SpinCo (or such designee) in connection with any Tax Contest (as to which SpinCo is the Controlling Party) described in this Article IX.
ARTICLE X
TAX TREATMENT OF INDEMNIFICATION PAYMENTS
10.1.    Gross Up. If there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, the Separation Agreement, or the Related Agreements, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive.
10.2.    Redirection. If an amount becomes payable under this Agreement, the Separation Agreement, or the Related Agreements, and an additional payment would have to be made pursuant to Section 10.1 (the Indemnification Payment), the Companies shall consult together as to alternative means of making a payment (including make a payment in a different form or between different parties) that puts the recipient Company’s Group in a comparable economic position to that in which it would have been had an additional payment been made pursuant to Section 10.1. On the making of any such alternative payment, neither Company shall have any further obligation in respect of the additional payment that otherwise would have been required pursuant to Section 10.1.
10.3.    Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by applicable Tax Law) and as interest income by the Indemnitee (includible in income to the extent provided by applicable Tax Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.
ARTICLE XI
DISAGREEMENTS
11.1.    Discussion. The Companies desire that collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute between any member of the ParentCo Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to attempt to resolve the dispute.
11.2.    Escalation. Either Company may, at any time, terminate any negotiations between the Tax departments of the Companies and may provide a written notice of a Dispute (as defined in the Separation Agreement) to the other Company pursuant to Section 8.1 of the Separation Agreement. In that event, the provisions of Article VIII of the Separation Agreement shall govern the process for resolving the dispute.
ARTICLE XII
MISCELLANEOUS PROVISIONS
12.1.    Effectiveness. This Agreement is effective as of the Signing Date. The representations, warranties, covenants, and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
12.2.    Notices. Any notice, consent, request, authorization, or approval permitted or required under this Agreement shall make specific reference to the fact that the notice is pursuant to this Agreement, shall be in writing, shall be delivered in person, by facsimile transmission (fax), by email, by overnight air courier, or by registered or certified mail, and shall be directed to the parties at the addresses described below in this Section (or at such other address as shall be given in writing by a party hereto). Any such notice shall be deemed to have been duly given and to have become effective (i) in the case of personal delivery, when delivered, (ii) in the case of facsimile, when received by the recipient in legible form and the sender has received an electronic confirmation of receipt of the transmission (provided, however, that such transmission and confirmation are received by 5:00 p.m., local time, on a Business Day; otherwise, such transmission shall be deemed to have been received on the next Business Day), (iii) in the case of delivery by overnight courier, upon the date of delivery indicated in the records of such courier, and (iv) three (3) Business Days after having been deposited in the mails as certified or registered matter, all fees prepaid.
Any notice to ParentCo shall be sent to it at:
Pentair plc
43 London Wall
London EC2M 5TF
United Kingdom
Attention: General Counsel
Facsimile: +44-207-347-8925
and
Pentair plc
c/o Pentair Management Company
5500 Wayzata Boulevard, Suite 600
Golden Valley, Minnesota 55416
Attention: General Counsel
Facsimile: (763) 656-5403

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Benjamin F. Garmer, III
John K. Wilson
Facsimile: (414) 297-4900
Any notice to SpinCo shall be sent to it at:

nVent Electric plc
The Mille
1000 Great West Road, 8th floor (East)
London TW8 9DW
United Kingdom
Attn: General Counsel
Facsimile: (763) 204 7951

and

nVent Electric plc
c/o nVent Management Company
1655 Utica Avenue, Suite 700
St. Louis Park, Minnesota 55416
Attn: General Counsel
Facsimile: (763) 204-7951

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Benjamin F. Garmer, III
John K. Wilson
Facsimile: (414) 297-4900
12.3.    Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.
12.4.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.
12.5.    Captions, Gender, References, and Number. The captions in this Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Agreement. The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The terms “including” and “include” shall mean “including without limitation” and “include without limitation”, respectively. Unless the context otherwise clearly requires: (i) any references herein to Articles, Sections, or Exhibits mean the Articles and Sections of, and the Exhibits attached to, this Agreement; (ii) any references to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (iii) any references to a statute means such statute as amended from time to time, and includes any successor legislation thereto; and (iv) any reference to a Person includes a reference to any predecessor or successor. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
12.6.    Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party hereto to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.
12.7.    Third-Party Beneficiaries. Except for the indemnification rights granted under this Agreement to Affiliates of a Company, (a) the provisions of this Agreement are solely for the benefit of the Companies and are not intended to confer upon any Person except the Companies any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any Person other than a Company with any remedy, claim, liability, reimbursement, claim of action, or other right in excess of those existing without reference to this Agreement.
12.8.    Assignability. This Agreement shall be binding upon and inure to the benefit of the Companies and their respective successors and permitted assigns; provided that neither Company may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Company. Notwithstanding the immediately preceding sentence, no such consent shall be required for the assignment of a Company’s rights and obligations under this Agreement in whole in connection with a change of control of a Company so long as the resulting, surviving, or transferee Person assumes all the obligations of the relevant Company by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Company. Nothing in this Section 12.8 is intended to, or shall be construed to, prohibit either Company or any member of its Group from being party to or undertaking a change of control.
12.9.    Entire Agreement. This Agreement, the Separation Agreement, the Employee Matters Agreement, and the Transition Services Agreement contain the entire agreement between the Companies with respect to the subject matter hereof and supersede all other agreements, whether or not written, in respect of any Tax between or among any member or members of the ParentCo Group, on the one hand, and any member or members of the SpinCo Group, on the other hand. All such other agreements shall be of no further effect between the Companies and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the Signing Date. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to Taxes, the provisions of this Agreement shall control.
12.10.    Further Assurances. The Companies shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.
12.11.    Waiver. No failure on the part of any party hereto to object to or complain of any breach or default by another party under this Agreement or to take any other action with respect thereto, irrespective of how long such failure may continue, shall constitute or be deemed a waiver of that or of any other breach or default. No waiver by any party hereto of any breach or default on the part of another party hereto shall be effective unless set forth in writing and executed by the waiving party, and any such waiver shall operate only as a waiver of the particular breach or default specified in such written waiver, and shall not be effective as a waiver of any other subsequent breach or default on the part of another party hereto.
12.12.    Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.
12.13.    Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Applicable Interest Rate from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 12.13 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 12.13 or the interest rate provided under such other provision.
12.14.    No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party hereto shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
12.15.    Amendment. This Agreement may not be amended except by the written agreement of all the parties to this Agreement.
12.16.    Specific Performance. Subject to Article VIII of the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions, and provisions of this Agreement, the party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

12.17.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Section 11.4 of the Separation Agreement are incorporated herein as if fully set forth herein.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their duly authorized representatives.

Pentair plc
By:	/s/ Andrew G. Smyth
Name: Andrew G. Smyth
Title: Authorized Signatory
nVent Electric plc
By:	/s/ Neil S. Mackintosh
Name: Neil S. Mackintosh
Title: Authorized Signatory